Exhibit 10.1 John Bean Technologies Corporation 70 West Madison, Suite 4400 Chicago, IL 60602 USA Phone: 312-861-5900

December 11, 2020

Mr. Brian A. Deck
[Address omitted]

Re: CEO Compensation

Dear Brian:

On behalf of the entire Board, I am very pleased that you have accepted the appointment to serve as President and Chief Executive Officer at JBT. The purpose of this letter is to address the elements of your new compensation, summarized as follows:

Annual Salary	$850,000
2021 Target Cash Bonus	100%
Target Total Cash	$1,700,000
2021 Annual Long-Term Incentive (equity)	$2,500,000
Target Total Compensation	$4,200,000
Change in Control Agreement and Executive Severance Plan	Attached
Vacation	Four weeks
Financial Planning Allowance	Up to $20,000 annually
Parking	Garage parking will be available if you choose to drive to work
Executive Health Program	$5,000 annually (est.)

Your new salary rate will be effective immediately. Your JBT Management Incentive Plan (MIP) bonus target payout will increase to 100% of your base salary in 2021. This cash incentive bonus is based on both Business Performance Indicators (BPI) and Personal Performance Indicators (PPI). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (75%). Payouts can range from 0.0 to 2.5 times target. The PPI measures your individual performance to objectives and is weighted (25%). Payouts can range from 0.0 to 2.0 times target. The target percentage for your 2020 MIP bonus will remain at 75%, and the payout will be based on your previous base salary of $515,000 as CFO.

You will continue to participate in the JBT Long Term Incentive Plan (LTIP) which provides for periodic equity grants. Equity grants are awarded annually by the Compensation Committee of the Board of Directors. Your award in 2021 will have an expected grant date value of $2,500,000. We expect the awards to continue in 2021 as 40% time-based restricted stock units (RSUs) and 60% performance-based restricted stock units (PSUs), with a three-year vesting period. Performance payouts can range from 0% to 200%. Financial performance objectives for the LTIP are also established annually by management and approved by the Compensation Committee.

In consideration of your elevated service in 2020, you will receive a time-based restricted stock unit award with a grant date of December 11, 2020 and a grant date fair value of $500,000. This award will vest on June 23, 2021, one year from the date of your initial appointment as Interim President and CEO. You will also receive a $500,000 cash bonus to be paid within the next 30 days. The Compensation Committee of the Board believe this additional compensation is appropriate in light of your exemplary leadership and the fact that your target MIP and LTIP awards for 2020 were not adjusted for 2020 despite your increased responsibilities.

As President and CEO you are eligible to enter into a new Executive Severance Agreement (the “Change in Control Agreement”) that provides benefits in the event JBT undergoes a qualified change in control action and your employment is terminated. This new Change in Control Agreement will supersede and replace a prior Change in Control Agreement between you and JBT, and provides an enhanced severance multiple of three times base salary and target bonus multiple compared to the two times multiple in your prior Change in Control Agreement. The new Change in Control Agreement is attached as Exhibit A.

You will also continue to participate in the Executive Severance Pay Plan (the “Severance Plan”) which includes base salary and target bonus (elevated to 18 months from 15 months) and compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance, and other benefits in connection with an involuntary termination. The terms are set forth in the attached Exhibit B.

You will also continue to be eligible for the financial planning, garage parking, and executive health program benefits as noted above.

You have also been elected to the Board of Directors, effective immediately, to serve until the annual shareholders’ meeting in 2023. For this role, you will not receive any additional compensation.

Brian, I am excited to have you take this role, and I look forward to continuing to work with you and the ELT in leading JBT through its next phase of growth.

Sincerely,

/s/ Alan D. Feldman
Alan D. Feldman
Non-Executive Chairman of the Board

I Accept This Offer on the Terms Indicated

/s/ Brian A. Deck                  12/11/2020
Brian A. Deck                         Date